EXHIBIT 11.1

GLOBUS MARITIME LIMITED

CODE OF ETHICS & CONDUCT

Introduction

Globus Maritime Limited (the “Company” or “we”) has a strong commitment in promoting the honest and ethical business conduct by all Employees (as defined below) and in complying with the laws that govern the conduct of its business worldwide.  We believe that a commitment to honesty, ethical conduct and integrity is a valuable asset that builds trust with our customers, suppliers, employees, shareholders and the communities in which we operate.  To confirm our commitment, we have adopted a business Ethics and Conduct Code  (the “Code”).  The Code has been designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of avoiding actual or apparent conflicts of interest between personal and professional relationships. The Code establishes rules and standards regarding behavior and performance and constitutes a part of the terms and conditions of employment.  Violation of the rules and standards embodied in the Code is not to be tolerated and will subject those responsible to disciplinary action.

The Code applies to the Company and its subsidiaries as well as to all employees, directors, officers, and agents of the Company (“Employees” or “You”).  All Employees are required to read and understand the Code and Employees will be required to provide a certification to that effect.  We encourage all Employees to ask questions regarding the application of the Code.  Employees may direct such questions to their manager (in the absence of an actual or potential conflict of interest), or to a Member of the Audit Committee.

Employees individually are ultimately responsible for their compliance with the Code.  Every manager will also be responsible for administering the Code as it applies to Employees and operations within each manager’s area of supervision.

The Company’s policy is to distribute the Code to all affiliated companies and urge that they enforce similar policies and procedures to secure compliance with the principles of business integrity and ethics set forth in the Code.

Reporting any Illegal or Unethical Behavior-Whistleblower Program

Employees are required to report to the Audit Committee any observed illegal or unethical behavior. Employees are expected to cooperate in internal investigations of misconduct. Retaliation in any form against (a) an individual who in good faith reports a violation of the Code, any other official policy of the Company, or any law, even if the report is mistaken, or (b) any person who assists in the investigation of a reported violation, is itself a serious violation of the Code. Acts of retaliation should be reported immediately to the Audit Committee and will be disciplined appropriately.

GLOBUS MARITIME LIMITED

Employees should also read the Company’s Employee Complaint Procedures relating to Accounting and Auditing Matters, which describes the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company specifically regarding accounting, internal accounting controls, or auditing matters. Any officer of employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

If you have observed any suspected illegal or unethical behavior, you may report including as much detail as possible, such behavior on a confidential and/or anonymous basis by sending an email:  to  the “ audit@globusmaritime.gr ”

Employees may also report, including as much detail as possible, violations in writing and mail them in the prepaid envelopes that the Company is to provide them, to the attention of the Audit Committee Chairman: Audit Chairman / c/o Globus Maritime Limited,  128 Vouliamenis Ave, 3rd Floor, Glyfada  Greece 16674, without identifying themselves. However, anonymous or non-employee information will be kept strictly confidential, and there would not be any form of retaliation. The Chairman of the Audit Committee will be the only person with access to the aforementioned email.

All communications will be taken seriously and, if warranted, any reports of violations will be investigated.  All reports will be promptly investigated and treated confidentially to the extent reasonably possible.  The Company will not retaliate or allow retaliation for reports made in good faith.

Procedures Regarding Waivers

Because of the importance of the matters involved in the Code, waivers will be granted only in limited circumstances and where circumstances would support a waiver.  Waivers of the Code may only be made by the Board of Directors of the Company, and any waiver of the Code for executive officers and directors of the Company shall be disclosed to the shareholders of the Company along with the reason for such waiver as required by law or regulation.

Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations of the countries and regulatory authorities that affect the Company’s business. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters, as well as anti-bribery laws. Questions with respect to your duties under the law should be directed to your manager.

p. 2

GLOBUS MARITIME LIMITED

Honest and Fair Dealing

Employees must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and employees.  No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privilege information, misrepresentation of material facts or any other unfair-dealing practice.  Honest conduct is considered to be conduct that is free from fraud or deception.  Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct. Company business should be awarded solely on the basis of price, quality, service and suitability to the Company’s needs.  Any benefits in the nature of kickbacks or rebates on company business are forbidden. Employees should never directly or indirectly accept or solicit money, gifts, loans or other benefits from, or offer such items to, customers, suppliers or others doing or seeking to do business with the Company.

Although Employees should not solicit any gifts, loans or other benefits, they may accept gifts and other common courtesies of nominal value that are consistent with ethical and accepted business practice.  Items of more than nominal value should be tactfully discouraged; If such item is received, the officer or employee should advise his immediate supervisor and the item should either be returned or transferred to the Company.  In some international transactions and on special occasions in the United States, it may be customary for business leaders to give gifts; if such gift is of more than nominal value and cannot, in the recipient’s judgment, be returned without offence to the giver, then the matter should be referred to Company’s Legal Advisor for review. Employees may entertain or give gifts to Company customers or other business contacts if these practices are authorized by senior management; are reasonable in nature, frequency and cost; do not violate the rules of the recipient’s employer; and do not have the purpose, effect or appearance of causing the recipient to do business with the Company. The purpose of any entertainment should be to develop a closer relationship in order to improve communications regarding Company business.

When allowed by law, non-cash gifts of nominal value may be given to public officials on special, ceremonial or commemorative occasions where this is an established business custom and is authorized specially in each instance by the CEO. All gifts should be presented in a manner that clearly identifies the Company and the occasion for the gift.

Employees may entertain public officials only when it is allowed by law, is specifically authorized by the CEO, and has not been solicited by the officials. Such entertainment shall also comply with all other applicable portions of the Code.

Company funds are never to be offered or contributed to, or used for the benefit of Greek or foreign political parties or candidates unless permitted by law and specifically authorized by the CEO. No payments of any kind may be made to induce Greek or foreign public officials to take official action or to directly or indirectly obtain or retain business.

p. 3

GLOBUS MARITIME LIMITED

The Company will never interfere with its Employees’ rights to express their political views and make political contributions as they see fit. However, Employees should not express their political views while working on Company business. Employees engaging in political activities should avoid giving the impression that they act for the Company.

Conflict of Interest

Employees must (i) avoid any interest that conflicts or appears to conflict with the interests of the Company or that could reasonably be determined to harm the Company’s reputation, and (ii) report any actual or potential conflict of interest (including any material transaction or relationship that reasonably could be expected to give rise to such conflict) immediately to their manager or the Audit Committee and adhere to instructions concerning how to address such conflict of interest.  A conflict of interest exists if actions by any Employee are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to persons or entities other than the Company or by actual or potential personal benefit or gain.  While it is not possible to describe every situation in which a conflict of interest may arise, Employees must never use or attempt to use their position with the Company to obtain improper personal benefits.  Employees may not take for themselves personally opportunities that are discovered through the use of corporate property, information or position.

It is almost always a conflict of interest for a Company employee or director to work simultaneously for a competitor, customer or supplier. Furthermore, you are not allowed to work for, serve as a consultant to, or as a board member of, a competitor.  The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors except on the Company’s behalf.

Corporate Opportunities

Employees owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down.

More generally, Employees are prohibited from using corporate property, information or position for personal gain or competing with the Company. Except to the extent disclosed in advance, and approved by the Board of Directors, Employees should have no significant financial interest in or dealings with, competitors or persons who do business with the Company. Such interests and dealings may create divided loyalties or the appearance of them, and may cause speculations or misunderstanding. For this purpose, ownership of up to two percent of any class of publicly traded securities will by itself generally not be deemed as significant financial interest.

p. 4

GLOBUS MARITIME LIMITED

Confidentiality and Privacy

It is important that Employees protect the confidentiality of Company information.  Employees may have access to proprietary and confidential information concerning, among other things, the Company’s business, clients and suppliers.  Confidential information includes such items as non-public information concerning the Company’s business, financial results and prospects and potential corporate transactions.  Employees are required to keep such information confidential during employment as well as thereafter, and not to use, disclose or communicate that confidential information other than in the course of employment with the Company.  The consequences to the Company and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information. The use of such information for personal gain, such as by trading in the Company’s securities, can be particularly harmful to the Company and could be the basis for legal action against the Company and the individual disclosing or using the information.

To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Company’s customers, potential customers or Employees must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained.

Proper Use of Company Assets

Except as authorized by the Company, the Company’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees.  This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information).

Employees have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  If you become aware of theft, waste or misuse of the Company’s assets you should report this to your manager.

Corporate Communications Policy

Only certain designated Employees may discuss the Company with the news media, securities analysts and investors.  All inquiries from regulatory authorities or government representatives should be referred to the Chief Financial Officer.  Employees exposed to media contact when in the course of employment must not comment on rumors or speculation regarding the Company’s activities, whether true or otherwise.

p. 5

GLOBUS MARITIME LIMITED

Securities Trading

Because we are a public company, we are subject to a number of laws concerning the purchase of our shares and other publicly traded securities.  Company policy prohibits Employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company.

Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities.  In short, any information that could reasonably affect the price of securities is material.  Information is considered to be “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information.  If you have any doubt as to whether you possess material nonpublic information, you should contact your manager and the advice of Company’s legal counsel may be sought.

 Compliance with Anti-Trust Laws

The federal government, most state governments, the European Community and many foreign governments have enacted anti-trust or similar laws designed to ensure that the market for goods and services operates competitively and efficiently. All Employees must comply with such laws. Employees are encouraged to speak with the Legal Advisor with respect to any existing or potential anti-trust issues.

Discrimination

The Company is committed to a work environment in which all individuals are treated with respect and dignity. Each person has the right to work in a professional atmosphere that promotes equal opportunities and prohibits discriminatory practices, including sexual harassment. Discrimination or harassment, whether based on race, color, religion, gender, national origin, age, disability, sexual orientation or any other factor made unlawful by applicable laws and regulations, regardless of whether it occurs at the office or in outside, Company-sponsored settings, is unacceptable and will not be tolerated.

Occupational Safety and Health

The Company is committed to providing a safe workplace for all employees. In addition, laws and regulations impose responsibility on the Company to prevent safety and health hazards. By reason of law and policy, and to protect their own safety and the safety of other employees, officers and employees are required to follow carefully all Company safety instructions and procedures.

Ban on Loans

It is unlawful for the Company to make personal loans, directly or indirectly, including through any subsidiary, to any officer or director.

p. 6

GLOBUS MARITIME LIMITED

Special Ethics Obligations for Employees with Financial Reporting Responsibilities

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable U.S. or other laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and all other public communications made by the Company. Depending on their position with the Company, Employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquires related to the Company’s public disclosure requirements.

The CEO, the Chief Financial Officer and principal accounting officer and those other employees designated by the Chief Financial Officer as being involved in the preparation of the Company’s financial statements (collectively, the “Financial Statement Reporting Employees”) have a special role both to adhere to the forgoing principles themselves and also to promote a culture throughout the Company of the importance of full, fair, accurate, timely and understandable reporting of the Company’s financial results and conditions. Because of this special role, the Financial Statement Reporting Employees are bound by the following financial employee code of ethics (the “Financial Employee Code of Ethics”), and by accepting the Financial Employee Code of Ethics, each such Financial Statement Reporting Employee agrees that he or she will:

•
Act with honesty and integrity, and to practice and promote ethical conduct, avoiding actual or apparent conflicts of interest between any such Financial Statement Reporting Employee’s personal and professional relationships.

•
Provide the Company’s shareholders with information that is complete, objective, relevant, and otherwise necessary to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in other of its public communications.

•	Comply with applicable laws, rules, standards, and regulations of federal, state and local governments, and other appropriate private or public regulatory, listing or standard-setting agencies.
•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.
•
Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose, and avoid using any such confidential information for personal advantage.

•
Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records.

p. 7

GLOBUS MARITIME LIMITED

Subject to applicable law, violations of this Financial Employee Code of Ethics and Conduct will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you suspect that a violation of the Financial Employee Code of Ethics has occurred, without regard to materiality, you must report the suspected violation to the Audit Committee as soon as possible.

The Financial Employee Code of Ethics is deemed to be the “code of ethics” required pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, and the disclosure standards set forth in Item 406 of Regulation S-K, the general rules for filing forms under the U.S. Securities Act of 1933 and the Securities Exchange Act of 1934.

Integrity of Corporate Records

All business records, expense accounts, vouchers, bills, payrolls, service records, reports to government agencies and other reports must accurately reflect the facts.  Without limiting the foregoing, all reports and documents filed with the U.S. Securities and Exchange Commission, as well as other public communications should be full, fair, accurate and understandable.

Employees shall take such action as is reasonably appropriate to: (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with applicable law, rules and regulations; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

The books and records of the Company must be prepared with care and honesty and must accurately reflect its transactions.  All corporate funds and assets must be recorded in accordance with Company procedures.  No undisclosed or unrecorded funds or assets shall be established for any purpose.

The Company’s accounting personnel must provide the independent public accountants and the Audit Committee with all information they request.  Employees must not, and must not direct others to, take any action to fraudulently influence, coerce, manipulate or mislead independent public accountants engaged in the audit or review of the Company’s financial statements for the purpose of rendering those financial statements materially misleading.  Employees may not knowingly: (i) make, or permit or direct another to make, materially false or misleading entries in the Company’s, or any of its subsidiary’s, financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another person to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel.

p. 8

GLOBUS MARITIME LIMITED

Compliance with The Code

Copies of the Code will be distributed to current and future Employees as well as to all Directors and Executive Officers.  Each recipient will be asked to sign the verification form immediately following the Code, which will become part of his or her permanent record with the Company, to confirm that he or she understands how the Code applies to him or her and that he or she is obligated to abide by them. Each officer and other employee in a supervisory position is responsible for maintaining his department’s awareness of the importance of complying with the Code.

The Company’s regular internal audit program will include procedures to test compliance with the Code. In addition, the Board or the CEO may from time to time order special audit of compliance. If it is determined that any operating procedures have contributed to departures from the Code, the Company will take appropriate steps to correct such procedures.

Violation of the Code is a serious matter that may result in disciplinary action, including termination of employment. In addition, violation of the Code may in some cases subject an individual to civil and criminal sanctions. The Company will review the Code from time to time and, if necessary, make appropriate additions or changes.

p. 9